Exhibit 10.27

LEASE AGREEMENT

(MULTI-TENANT FACILITY)

Article One          BASIC TERMS.

This Article One contains the Basic Terms of this Lease between the Landlord and Tenant named below. Other Articles, Sections and Paragraphs of the Lease referred to in this Article One explain and define the Basic Terms and are to be read in conjunction with the Basic Terms.

Section 1.01.          Date of Lease. February 8, 2006

Section 1.02.          Landlord. York County, LLC, a California limited liability company

Address of Landlord:	4601 DTC Boulevard, Suite 650
	Denver, CO 80237
	Attn: Bill Bullen
	Telephone:	(303)	790-4737
	Facsimile:	(303)	790-4723

Section 1.03.          Tenant. Corgenix Medical Corporation, a Nevada corporation

Address of Tenant:

Prior to the
Commencement Date:
12061 Tejon St.
Westminster, CO 80234
Attn: Taryn Reynolds
Telephone:	(303) 457-4345
Facsimile:	(303) 252-9212

After the
Commencement Date:

11575 Main Street
Broomfield One
Broomfield, CO 80020
Attn: Taryn Reynolds
Telephone:	(303) 457-4345
Facsimile:	(303) 252-9212

Section 1.04.          Property. The Property is part of Landlord’s multi-tenant real property development known as Broomfield Corporate Center and described or depicted in Exhibit ”A” (the “Project”). The Project includes the land, the buildings and all other improvements located on the land, and the common areas described in Section 4.05(a). The Property is approximately thirty two thousand (32,000) rentable square feet (“Property”) of Landlord’s approximately 102,400 square foot building, commonly known as Broomfield 1, located at 11575 Main Street, City and County of Broomfield, Colorado. The exact rentable square footage of the Property will be determined by Landlord’s certified architect and any resulting recalculation to the rent and Tenant’s Pro-Rata Share (as determined in accordance with Section 4.05(e)) will be made prior to the Commencement Date of the Lease. The Property includes Tenant’s pro rata share of the Project electrical room and fire sprinkler room.

Section 1.05.          Lease Term. Seven (7) years and five (5) months beginning on the first day following the substantial completion by Landlord of all Tenant Improvements as set forth in this Lease and in the Work Letter attached hereto as Exhibit A to Addendum (“Commencement Date”), and ending on the date that is the last day of the month which is seven (7) years and five (5) months from the Commencement Date. The Commencement Date is anticipated to be April 1, 2006 subject to Substantial Completion (as defined in the Work Letter) Force Majeure (as defined in the Addendum) and Tenant Delay (as defined in the Work Letter).

Section 1.06.          Permitted Uses. Tenant shall use the Property for its headquarters, laboratory research and development facilities, and production facilities for the manufacture, packaging, warehousing and distribution of Tenant’s human disease diagnostic products including sales, marketing and shipping of related products, and shall not use or permit the Property to be used for any other purpose without the prior written consent of Landlord.

Section 1.07.          Tenant’s Guarantor. None

Section 1.08.          Brokers. (See Article Fourteen)

 Landlord’s Broker:  Fuller and Company

 Tenant’s Broker:  None

Section 1.09.          Commission Payable to Landlord’s Broker. (See Article Fourteen)  Broker Commission will be paid pursuant to separate agreement between Landlord and Fuller and Company.

Section 1.10.          Initial Security Deposit. (See Section 3.03) Tenant shall pay to Landlord an initial security deposit in the amount of Two Hundred Thousand and No/100 Dollars ($200,000.00) (“Initial Security Deposit”). The Initial Security Deposit and any additional security deposits shall be held by Landlord in a separate account and bearing interest on behalf of Tenant and will be applied and disbursed strictly in accordance with this Section 1.10. Provided Tenant has not been in material default of this Lease beyond applicable cure periods at any time during the initial Lease Term, Landlord shall credit Tenant the amount of Eighteen Thousand Seven Hundred Fifty and No/100 Dollars ($18,750.00) for Base Rent due and payable by Tenant to be applied against the Initial Security Deposit quarterly during the Lease Term commencing September 1, 2007 until such time as the balance of the Initial Security Deposit is Fifty Thousand and No/100 Dollars ($50,000.00). At such time as the Initial Security Deposit equals Fifty Thousand and No/100 Dollars ($50,000.00) such amount shall represent the Initial Security Deposit for the balance of the Lease Term. Tenant agrees to maintain liquid assets in cash or near cash items (as shown on Tenant’s most recent quarterly report prepared pursuant to customary accounting standards in accordance with Generally Accepted Accounting Principles, “GAAP”) (collectively, “Liquid Assets”) during the initial Lease Term in excess of Six Hundred Thousand and No/100 Dollars ($600,000.00) (the “Liquidity Covenant”). The amount of the Initial Security Deposit may be applied by Tenant to meet the Liquidity Covenant. In the event Tenant shall violate the Liquidity Covenant at any time during the initial Lease Term, then, after notice from Landlord and opportunity for Tenant to cure such violation within ten (10) days after receipt of Landlord’s notice, and in the event Tenant does not cure such violation, Tenant shall forthwith deposit with Landlord an additional security deposit in the amount of One Hundred Thousand and No/100 Dollars ($100,000.00). If Tenant fails to maintain Liquid Assets in excess of Six Hundred Thousand and No/100 Dollars ($600,000.00) within six (6) months of Tenant’s violation of the Liquidity Covenant then Tenant shall immediately deposit with Landlord additional security deposits in the amount of Twenty Five Thousand and No/100 Dollars ($25,000.00) quarterly for the balance of the Lease Term until either (i) Tenant’s Liquid Assets exceed Six Hundred Thousand and No/100 Dollars ($600,000.00) or (ii) all monies deposited by Tenant as security deposits, including the Initial Security Deposit, equals the then unamortized portion of the Tenant Improvement Allowance (as defined in the Work Letter). In the event that such additional security deposits equal the then unamortized portion of the Tenant Improvement Allowance such additional security deposits shall be refunded to Tenant by Landlord pro rata based on the amortization schedule of the Tenant Improvement Allowance as set forth in Section 1.12.

Section 1.11.          Vehicle Parking Spaces Allocated to Tenant. Tenant shall be entitled to non-reserved surface parking as provided for in this Section 1.11 and Section 4.05(c) of this Lease. Tenant shall be entitled to two and one-half (2.5) parking spaces for each one thousand (1,000) square feet of rental space in the Building, being approximately eighty (80) such parking spaces.

Section 1.12.          Rent and Other Charges Payable by Tenant.

(a)           BASE RENT. Base Rent shall be as set forth below.

	Square Feet	Base Lease Rate		Amortized Tenant Improvements		Estimated Operating Expenses	Subtotal per SF	Square Feet	Base Lease Rate		Estimated Operating Expenses	Subtotal per SF	Combined Square Feet	Combined Total Rent per SF
4/1/06-8/31/06	25.600	$		$		$1.61	$1.61	6400	$		$1.61	$1.61	32,000	$1.61
9/1/06-3/31/07	25,600		$4.00		$5.24	$1.61	$10.85	6400	$		$1.61	$1.61	32,000	$9.00
4/1/07-8/31/07	25,600		$4.00		$5.24	$1.61	$10.85	6400		$3.00	$1.61	$4.61	32,000	$9.60
9/1/07-8/31/08	25,600		$5.64		$5.24	$1.61	$12.49	6400		$3.09	$1.61	$4.70	32,000	$10.93
9/1/08-8/31/09	25,600		$6.85		$5.24	$1.61	$13.70	6400		$3.18	$1.61	$4.79	32,000	$11.92
9/1/09-8/31/10	25,600		$7.19		$5.24	$1.61	$14.04	6400		$3.28	$1.61	$4.89	32,000	$12.21
9/1/10-8/31/11	25,600		$7.55		$5.24	$1.61	$14.40	6400		$3.38	$1.61	$4.99	32,000	$12.52
9/1/11-8/31/12	25,600		$7.93		$5.24	$1.61	$14.78	6400		$3.48	$1.61	$5.09	32,000	$12.84

Base Rent and other charges payable by Tenant shall be pro rated for any fractional month.

(b)           OTHER PERIODIC PAYMENTS. (i) Real Property Taxes (See Section 4.02); (ii) Utilities (See Section 4.03); (iii) Insurance Premiums (See Section 4.04); (iv) Tenant’s Initial

Pro-Rata Share of Common Area Expenses thirty one and 25/100 percent (31.25%); (See Section 4.05); (v) Impounds for Insurance Premiums and Property Taxes (Section 4.08); (vi) Maintenance, Repairs and Alterations (See Article Six).

Section 1.13.          Landlord’s Share of Profit on Assignment or Sublease. (See Section 9.05)  Fifty and No/100 percent (50.00%) of the profit (the “Landlord’s Share”).

Section 1.14.          Riders. The following Riders are attached to and made a part of this Lease:

 Exhibit ”A” “Property Description”

 Addendum to Lease

 Exhibit ”A” to Addendum, “Work Letter”

Article Two           LEASE TERM.

Section 2.01.          Lease of Property for Lease Term. Landlord leases the Property to Tenant and Tenant leases the Property from Landlord for the Lease Term. The Lease Term is for the period stated in Section 1.05 above and shall begin and end on the dates specified in Section 1.05 above, unless the beginning or end of the Lease Term is changed under any provision of this Lease. The “Commencement Date” shall be the date specified in Section 1.05 above for the beginning of the Lease Term, unless advanced or delayed under any provision of this Lease.

Section 2.02.          Delay in Commencement. Landlord shall not be liable to Tenant if Landlord does not deliver possession of the Property to Tenant on the Commencement Date. Landlord’s non-delivery of the Property to Tenant on that date shall not affect this Lease or the obligations of Tenant under this Lease except that the Commencement Date shall be delayed until Landlord delivers possession of the Property to Tenant and the Lease Term shall be extended for a period equal to the delay in delivery of possession of the Property to Tenant, plus the number of days necessary to end the Lease Term on the last day of a month, and the dates set out in Section 1.12 shall be adjusted accordingly. If delivery of possession of the Property to Tenant is delayed Landlord and Tenant shall, upon such delivery, execute an amendment to this Lease setting forth the actual Commencement Date and expiration date of the Lease. In the event that the Commencement Date has not occurred on or before May 15, 2006, subject to Force Majeure and Tenant Delay, Tenant shall receive a credit against Base Rent equal to one (1) day of Base Rent for every one (1) day that the Commencement Date is delayed beyond May 15, 2006 (as such date is extended by Force Majeure or Tenant Delay), the foregoing being Tenant’s sole remedy against Landlord for a delay in the Commencement Date.

Section 2.03.          Early Occupancy. If Tenant occupies the Property prior to the Commencement Date, Tenant’s occupancy of the Property shall be subject to all of the provisions of this Lease. Early Occupancy of the Property shall not advance the expiration date of this Lease. Tenant shall pay Base Rent and all other charges specified in this Lease for the Early Occupancy period.

Section 2.04.          Holding Over. Tenant shall vacate the Property upon the expiration or earlier termination of this Lease. If Tenant does not vacate the Property upon the expiration or earlier termination of the Lease and Landlord thereafter accepts rent from Tenant, Tenant’s occupancy of the Property shall be a “month to month” tenancy, subject to all of the terms of this Lease applicable to a month-to-month tenancy, except that the Base Rent shall equal One Hundred and Fifty percent (150%) of the of the Base Rent then in effect.

Article Three       BASE RENT.

Section 3.01.          Time and Manner of Payment. Upon execution of this Lease, Tenant shall pay Landlord the Base Rent in the amount stated in Section 1.12(a) above for the first month of the Lease Term. On the first day of the second month of the Lease Term and each month thereafter, Tenant shall pay Landlord the Base Rent, in advance, without offset, deduction or prior demand. The Base Rent shall be payable at Landlord’s address or at such other place as Landlord may designate in writing.

Section 3.02.          Cost of Living Increases. Intentionally Deleted.

Section 3.03.          Security Deposit; Increases. Upon the execution of this Lease, Tenant shall deposit with Landlord a cash Initial Security Deposit in the amount set forth in Section 1.10 above. Landlord may apply all or part of the Initial Security Deposit and such additional monies deposited by Tenant as an additional security deposit to any unpaid rent or other charges due from Tenant or to cure any other defaults of Tenant. If Landlord uses any part of the security deposits, Tenant shall restore the security deposits to the then applicable amount within ten (10) days after Landlord’s written request. Tenant’s failure to do so shall be a material default under this Lease. No interest shall be paid on the security deposits. Landlord shall not be required to keep the security deposits separate from its other accounts and no trust relationship is created with respect to the security deposits.

Section 3.04.          Termination; Advance Payments. Upon termination of this Lease under Article Seven (Damage or Destruction), Article Eight (Condemnation) or any other termination not resulting from Tenant’s default, and after Tenant has vacated the Property in the manner required by this Lease, Landlord shall refund or credit to Tenant (or Tenant’s successor) the unused portion of the Security Deposit, any advance rent or other advance payments made by Tenant to Landlord, and any amounts paid for real property taxes and other reserves which apply to any time periods after termination of the Lease.

Article Four         OTHER CHARGES PAYABLE BY TENANT.

Section 4.01.          Additional Rent. All charges payable by Tenant other than Base Rent are called “Additional Rent.”  Unless this Lease provides otherwise, Tenant shall pay all Additional Rent then due with the next monthly installment of Base Rent. The term “rent” shall mean Base Rent and Additional Rent.

Section 4.02.          Property Taxes.

(a)           Real Property Taxes. Tenant shall pay its pro-rata share of the real property taxes on the Property (including any fees, taxes or assessments against, or as a result of, any tenant improvements installed on the Property by or for the benefit of Tenant) during the Lease Term. Subject to Section 4.02(c) and Section 4.08 below, such payment shall be made to Landlord at least ten (10) days prior to the delinquency date of the taxes.

(b)           Definition of “Real Property Tax.”  “Real Property Tax” means: (i) any fee, license fee, license tax, business license fee, commercial rental tax, levy charge, assessment, penalty or tax imposed by any taxing authority against the Property; (ii) any tax on the Landlord’s right to receive, or the receipt of, rent or income from the Property or against Landlord’s business of leasing the Property; (iii) any tax or charge for fire protection, streets, sidewalks, road maintenance, refuse or other services provided to the Property by any governmental agency; (iv) any tax imposed upon this transaction or based upon a re-assessment of the Property due to a change of ownership, as defined by applicable law, or other transfer of all or part of Landlord’s interest in the Property; and (v) any charge or fee replacing any tax previously included within the definition of real property tax. “Real property tax” does not, however, include Landlord’s federal or state income, franchise, inheritance or estate taxes.

(c)           Joint Assessment. If the Property is not separately assessed, Landlord shall reasonably determine Tenant’s share of the real property tax payable by Tenant under Section 4.02(a) from the assessor’s worksheets or other reasonably available information. Tenant shall pay such share to Landlord within twenty (20) days after receipt of Landlord’s written statement.

(d)           Personal Property Taxes.

(i)            Tenant shall pay all taxes charged against trade fixtures, furnishings, equipment or any other personal property belonging to Tenant. Tenant shall try to have personal property taxed separately from the Property.

(ii)           If any of Tenant’s personal property is taxed with the Property, Tenant shall pay Landlord the taxes for the personal property within twenty (20) days after Tenant receives a written statement from Landlord for such personal property taxes.

Section 4.03.          Utilities. Tenant shall pay, directly to the appropriate supplier, the cost of all natural gas, heat, light, power, sewer service, telephone, water, refuse disposal and other utilities and services supplied to the Property. However, if any services or utilities are jointly metered with other property, Landlord shall make a reasonable determination of Tenant’s proportionate share of the cost of such utilities and services and Tenant shall pay such share to Landlord within twenty (20) days after receipt of Landlord’s written statement.

Section 4.04.          Insurance Policies.

(a)           Liability Insurance. During the Lease Term, Tenant shall maintain a policy of commercial general liability insurance (sometimes known as broad form comprehensive general liability insurance) insuring Tenant against liability for bodily injury, property damage (including loss of use of property) and personal injury arising out of the operation, use or occupancy of the Property. Tenant shall name Landlord as an additional insured under such policy. The initial amount of such insurance shall be TWO MILLION DOLLARS ($2,000,000.00) per occurrence. The liability insurance obtained by Tenant under this Section 4.04(a) shall (i) be primary and non-contributing; (ii) contain cross-liability endorsements; and (iii) insure Landlord against Tenant’s performance under Section 5.05, if the matters giving rise to the indemnity under Section 5.05 result from the negligence of Tenant. The amount and coverage of such insurance shall not limit Tenant’s liability nor relieve Tenant of any other obligations under this Lease.

Landlord may also obtain comprehensive public liability insurance in an amount and with coverage determined by Landlord insuring Landlord against liability arising out of ownership, operation, use or occupancy of the Property. The policy obtained by Landlord shall not be contributory and shall not provide primary insurance.

(b)           Property and Rental Income Insurance. During the Lease Term, Landlord shall maintain policies of insurance covering loss of or damage to the Property in the full amount of its replacement value. Such policy shall contain an inflation Guard Endorsement and shall provide protection against all perils included within the classification of fire, extended coverage, vandalism, malicious mischief, special extended perils (all risk), sprinkler leakage and any other perils which Landlord deems reasonably necessary. Landlord shall have the right to obtain flood and earthquake insurance if required by any lender holding a security interest in the Property. Landlord shall not obtain insurance for Tenant’s fixtures or equipment or building improvements installed by Tenant on the Property. During the Lease Term, Landlord shall also maintain a rental income insurance policy, with loss payable to Landlord, in an amount equal to one (1) year’s Base Rent, plus estimated real property taxes and insurance premiums. Tenant shall be liable for the payment of any deductible amount under Landlord’s or Tenant’s insurance policies maintained pursuant to this Section 4.04, in an amount not to exceed TWENTY THOUSAND DOLLARS ($20,000.00). Tenant shall not do or permit anything to be done which invalidates any such insurance policies.

(c)           Payment of Premiums. Subject to Section 4.08, Tenant shall pay all premiums for the insurance policies described in Section 4.04(a) and (b) (whether obtained by Landlord or Tenant) within twenty (20) days after Tenant’s receipt of a copy of the premium statement or other evidence of the amount due, except Landlord shall pay all premiums for non-primary comprehensive public liability insurance which Landlord elects to obtain as provided in Section 4.04(a). If insurance policies maintained by Landlord cover improvements on real property other than the Property, Landlord shall deliver to Tenant a statement of the premium applicable to the Property showing in reasonable detail how Tenant’s share of the premium was computed. If the Lease Term expires before the expiration of an insurance policy maintained by Landlord, Tenant shall be liable for Tenant’s prorated share of the insurance premiums. Before the Commencement Date, Tenant shall deliver to Landlord a copy of any policy of insurance which Tenant is required to maintain under this Section 4.04. At least thirty (30) days prior to the expiration of any such policy, Tenant shall deliver to Landlord a renewal of such policy. As an alternative to providing a policy of insurance, Tenant shall have the right to provide Landlord a certificate of insurance, executed by an authorized officer of the insurance company, showing that the insurance which Tenant is required to maintain under this Section 4.04 is in full force and effect and containing such other information which Landlord reasonably requires.

(d)           General Insurance Provisions.

(i)            Any insurance which Tenant is required to maintain under this Lease shall include a provision which requires the insurance carrier to give Landlord not less than thirty (30) days’ written notice prior to any cancellation or modification of such coverage.

(ii)           If Tenant fails to deliver a policy, certificate or renewal to Landlord required under this Lease within the prescribed time period or if any such policy is cancelled or modified during the

Lease Term without Landlord’s consent, Landlord may obtain such insurance, in which case Tenant shall reimburse Landlord for the cost of such insurance within twenty (20) days after receipt of a statement that indicates the cost of such insurance.

(iii)          Tenant shall maintain all insurance required under this Lease with companies holding a “General Policy Rating” of A-12 or better, as set forth in the most current issue of “Best Key Rating Guide.”  Landlord and Tenant acknowledge the insurance markets are rapidly changing and that insurance in the form and amounts described in this Section 4.04 may not be available in the future. Tenant acknowledges that the insurance described in this Section 4.04 is for the primary benefit of Landlord. If at any time during the Lease Term, Tenant is unable to maintain the insurance required under the Lease, Tenant shall nevertheless maintain insurance coverage which is customary and commercially reasonable in the insurance industry for Tenant’s type of business, as that coverage may change from time to time. Landlord makes no representation as to the adequacy of such insurance to protect Landlord’s or Tenant’s interests. Therefore, Tenant shall obtain any such additional property or liability insurance which Tenant deems necessary to protect Landlord and Tenant.

(iv)          Unless prohibited under any applicable insurance policies maintained, Landlord and Tenant each hereby waive any and all rights of recovery against the other, or against the officers, employees, agents or representatives of the other, for loss of or damage to its property or the property of others under its control, if such loss or damage is covered by any insurance policy in force (whether or not described in this Lease) at the time of such loss or damage. Upon obtaining the required policies of insurance, Landlord and Tenant shall give notice to the insurance carriers of this mutual waiver of subrogation.

Section 4.05.          Common Areas: Use, Maintenance and Costs.

(a)           Common Areas. As used in this Lease, “Common Areas” shall mean all areas within the Project which are available for the common use of tenants of the Project and which are not leased or held for the exclusive use of Tenant or other tenants, including, but not limited to, parking areas, driveways, sidewalks, loading areas, access roads, corridors, landscaping and planted areas. Landlord, from time to time, may change the size, location, nature and use of any of the Common Areas, convert Common Areas into leasable areas, construct additional parking facilities (including parking structures) in the Common Areas, and increase or decrease of Common Area land and/or facilities. Tenant acknowledges that such activities may result in inconvenience to Tenant. Such activities are permitted if they do not materially affect Tenant’s use of the Property.

(b)           Use of Common Areas. Tenant shall have the nonexclusive right (in common with other tenants and all others to whom Landlord has granted or may grant such rights) to use the Common Areas for the purposes intended, subject to such reasonable rules and regulations as Landlord may establish from time to time. Tenant shall abide by such rules and regulations and shall use its best effort to cause others who use the Common Areas with Tenant’s express or implied permission to abide by Landlord’s rules and regulations. At any time, Landlord may close any Common Areas to perform any acts in the Common Areas as, in the Landlord’s judgment, are desirable to improve the Project, provided that such closures do not materially affect Tenant’s usability or access to the Property. Tenant shall not interfere with the rights of Landlord, other tenants or any other person entitled to use the Common Areas.

(c)           Specific Provision re: Vehicle Parking. Tenant shall be entitled to use the number of vehicle parking spaces in the Project allocated to Tenant in Section 1.11 of the Lease without paying any additional rent. Tenant’s parking shall not be reserved and shall be limited to vehicles no larger than standard size automobiles or pickup utility vehicles. Tenant shall not cause large trucks or other large vehicles to be parked within the Project or on the adjacent public streets. Temporary parking of large delivery vehicles in the Project will be permitted by the rules and regulations established by Landlord. Vehicles shall be parked only in striped parking spaces and not in driveways, loading areas or other locations not specifically designated for parking. Handicapped spaces shall only be used by those legally permitted to use them. If Tenant parks more vehicles in the parking area than the number set forth in Section 1.11 of this Lease, such conduct shall be a material breach of this Lease, subject to the applicable grace period in Section 10.02(c). In addition to Landlord’s other remedies under the Lease, Tenant shall pay a daily charge reasonably determined by Landlord for each such additional vehicle.

(d)           Maintenance of Common Areas. Landlord shall maintain the Common Areas in good order, condition and repair and shall operate the Project, in Landlord’s sole discretion, as a first-class industrial/commercial real property development. Tenant shall pay Tenant’s Pro-Rata Share (as determined below) of all costs incurred by Landlord for the operation and maintenance of the Common Areas. Common Area costs include, but are not limited to, costs and expenses for the following: gardening and landscaping; utilities, water and sewage charges; maintenance of signs (other than tenants’ signs); premiums for liability, property damage, fire and other types of casualty insurance on the Common Areas and all Common Area improvements; all property taxes and assessments levied on or attributable to the Common Areas and all Common Area improvements; all personal property taxes levied on or attributable to personal property used in connection with the Common Areas; straight-line depreciation on personal property owned by Landlord which is consumed in the operation or maintenance of the Common Areas; rental or lease payments paid by Landlord for rented or leased personal property used in the operation or maintenance of the Common Areas; fees for required licenses and permits; repairing, resurfacing, repaving, maintaining, painting, lighting, cleaning, refuse removal, snow and ice removal, security and similar items; reserves for roof replacement and exterior painting and other appropriate reserves; and a reasonable allowance to Landlord for Landlord’s supervision of the Common Areas (not to exceed five percent five (5%) of the gross rents of the Project for the calendar year). Landlord may cause any or all of such services to be provided by third parties and the cost of such services shall be included in Common Area Costs. Common Area costs shall not include depreciation of real property which forms part of the Common Areas.

(e)           Tenant’s Share and Payment. Tenant shall pay Tenant’s annual Pro-Rata Share of all Common Area costs (prorated for any fractional month) monthly as provided in Section 4.01 above. Tenant’s Pro-Rata Share shall be calculated by dividing the rentable square foot area of the Property, as set forth in Section 1.04 of the Lease, by the aggregate rentable square foot area of the Project. Tenant’s initial Pro-Rata Share is set out in Section 1.12(b). Any changes in the Common Area costs and/or the aggregate area of the Project leased or held for lease during the Lease Term shall be effective on the first day of the month after such change occurs. Landlord may, at Landlord’s election, estimate in advance and charge to Tenant as Common Area costs, all real property taxes for which Tenant is liable under Section 4.02 of the Lease, all insurance premiums for which Tenant is liable under Section 4.04 of the Lease, all maintenance and repair costs for which Tenant is liable under Section 6.04 of the Lease, and all other Common Area costs payable by Tenant hereunder. At Landlord’s election, such statements of estimated Common Area costs shall be delivered monthly, quarterly or at any other periodic intervals to be designated by Landlord. Landlord may adjust such estimates not more than once each twelve (12) month period based upon Landlord’s experience and reasonable anticipation of costs. Such adjustments shall be effective as of the next rent payment date after notice to Tenant. Within sixty (60) days after the end of each calendar year of the Lease Term, Landlord shall deliver to Tenant a statement prepared in accordance with generally accepted accounting principles setting forth, in reasonable detail, the Common Area costs paid or incurred by Landlord during the preceding calendar year and Tenant’s Pro-Rata Share. Upon receipt of such statement, there shall be an adjustment between Landlord and Tenant, with payment to or credit given by Landlord (as the case may be) so that Landlord shall receive the entire amount of Tenant’s share of such costs and expenses for such period.

Section 4.06.          Late Charges. Tenant’s failure to pay rent promptly may cause Landlord to incur unanticipated costs. The exact amount of such costs are impractical or extremely difficult to ascertain. Such costs may include, but are not limited to, processing and accounting charges and late charges which may be imposed on Landlord by any ground lease, mortgage or trust deed encumbering the Property. Therefore, if Landlord does not receive any rent payment within ten (10) days after it becomes due, Tenant shall pay to Landlord a late charge equal to ten percent (10%) of the overdue amount. The parties agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of such late payment.

Section 4.07.          Interest on Past Due Obligations. Any amount owed by Tenant to Landlord which is not paid when due shall bear interest at the rate of fifteen percent (15%) per annum from the due date of such amount. However, interest shall not be payable on late charges to be paid by Tenant under this Lease. The payment of interest on such amounts shall not excuse or cure any default by Tenant under this Lease. If the interest rate specified in this Lease is higher than the rate permitted by law, the interest rate is hereby decreased to the maximum legal interest rate permitted by law.

Section 4.08.          Impounds for Insurance Premiums and Real Property Taxes. If required by a ground lessor or lender to whom Landlord has granted a security interest in the Property, or if Tenant is more than ten (10) days late in the payment of rent more than three (3) times during a consecutive twelve (12) month period, Tenant shall pay Landlord a sum equal to one twelfth (1/12) of the annual real property taxes and insurance premiums payable by Tenant under this Lease, together with each payment of Base Rent. Landlord shall hold such payments in a non-interest bearing impound account. If unknown, Landlord shall reasonably estimate the amount of real property taxes and insurance premiums when due. Tenant shall pay any deficiency of funds in the impound account to any obligation then due under this Lease.

Section 4.09.          Management Fees. Tenant shall reimburse Landlord monthly for Tenant’s Pro-Rata Share of the management fees and expenses (not to exceed five percent (5%) of the gross rents of the Project for the calendar year) incurred by Landlord in connection with the Property.

Article Five           USE OF PROPERTY.

Section 5.01.          Permitted Uses. Tenant may use the Property only for the Permitted Uses set forth in Section 1.06 above.

Section 5.02.          Manner of Use. Tenant shall not cause or permit the Property to be used in any way which constitutes a violation of any law, ordinance, or governmental regulation or order, which annoys or interferes with the rights of other tenants of Landlord, or which constitutes a nuisance or waste. Tenant shall obtain and pay for all permits, including a Certificate of Occupancy, required for Tenant’s occupancy of the Property and shall promptly take all actions necessary to comply with all applicable statutes, ordinances, rules, regulations, orders and requirements regulating the use by Tenant of the Property, including the Occupational Safety and Health Act.

Section 5.03.          Hazardous Materials. As used in this Lease, the term “Hazardous Material” means any flammable items, explosives, radioactive materials, hazardous or toxic substances, material or waste or related materials, including any substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials” or “toxic substances” now or subsequently regulated under any applicable federal, state or local laws or regulations, including, without limitation petroleum-based products, paints, solvents, lead, cyanide, DDT, printing inks, acids, pesticides, ammonia compounds and other chemical products, asbestos, PCBs and similar compounds, and including any different products and materials which are subsequently found to have adverse effects on the environment or the health and safety of persons. Tenant shall not cause or permit any Hazardous Material to be generated, produced, brought upon, used, stored, treated or disposed of in or about the Property by Tenant, its agents, employees, contractors, sublessees without the prior written consent of Landlord. Landlord shall be entitled to take into account such other factors or facts as Landlord may reasonably determine to be relevant in determining whether to grant or withhold consent to Tenant’s proposed activity with respect to Hazardous Material. In no event, however, shall Landlord be required to consent to the installation or use of any storage tanks on the Property. Landlord hereby consents to the Hazardous Materials set forth on Exhibit B to this Lease notwithstanding the foregoing. Notwithstanding anything contained herein to the contrary, any storage, handling, manufacture, use or existence of Hazardous Materials on the Property, including those set forth on Exhibit B, shall be in conformity with all applicable laws. Landlord represents and warrants to Tenant that, to the actual knowledge of Landlord, there are no Hazardous Materials currently affecting the Property or Project.

Section 5.04.          Signs and Auctions. Tenant shall not place any signs on the Property without Landlord’s prior written consent and which shall be in conformity with all applicable laws. Tenant shall not conduct or permit any auctions or sheriff’s sales at the Property. Notwithstanding the above, Tenant shall have the right to the signage as set forth in the Addendum.

Section 5.05.          Indemnity. Tenant shall indemnify Landlord against and hold Landlord harmless from any and all costs, claims or liability arising from: (a) Tenant’s use of the Property; (b) the conduct of Tenant’s business or anything else done or permitted by Tenant to be done in or about the Property, including any contamination of the Property or any other property resulting from the presence or use of Hazardous Material caused or permitted by Tenant; (c) any breach or default in the performance of Tenant’s obligations under this Lease; (d) any misrepresentation or breach of warranty by Tenant under this Lease; or (e) other acts or omissions of Tenant. Tenant shall defend Landlord against any such cost, claim or liability at Tenant’s expense with counsel reasonably acceptable to Landlord or, at Landlord’s election, Tenant shall reimburse Landlord for any legal fees or costs incurred by Landlord in connection with any such claim. As a material part of the consideration to Landlord, Tenant assumes all risk of damage to property or injury to persons in or about the Property arising from any cause, and Tenant hereby waives all claims in respect thereof against Landlord, except for any claim arising out of Landlord’s gross negligence or willful misconduct. As used in this Section, the term “Tenant” shall include Tenant’s employees, agents, contractors and invitees, if applicable.

Section 5.06.          Landlord’s Access. Landlord or its agents may enter the Property at all reasonable times to show the Property to potential buyers, investors or tenants or other parties; to do any other act or to inspect and conduct tests in order to monitor Tenant’s compliance with all applicable environmental laws and all laws governing the presence and use of Hazardous Material; or for any other purpose Landlord deems necessary. Landlord shall give Tenant prior notice of such entry, except in the case of an emergency. Landlord may place customary “For Sale” or “For Lease” signs on the Project (but not on the Property other than during the last twelve (12) months of the Lease Term).

Section 5.07.          Quiet Possession. If Tenant pays the rent and complies with all other terms of this Lease, Tenant may occupy and enjoy the Property for the full Lease Term, subject to the provisions of this Lease.

Article Six            CONDITION OF PROPERTY; MAINTENANCE, REPAIRS AND ALTERATIONS

Section 6.01.          Existing Conditions. Tenant accepts the Property in its condition as of the execution of the Lease, subject to all recorded matters, laws, ordinances, and governmental regulations and orders. Except as provided herein, Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation as to the condition of the Property or the suitability of the Property for Tenant’s intended use. Tenant represents and warrants that Tenant has made its own inspection of and inquiry regarding the condition of the Property and is not relying on any representations of Landlord or any Broker with respect thereto. If Landlord or Landlord’s Broker has provided a Property Information Sheet or other Disclosure Statement regarding the Property, a copy is attached as an exhibit to the Lease.

Section 6.02.          Exemption of Landlord from Liability. Landlord shall not be liable for any damage or injury to the person, business (or any loss of income therefrom), goods, wares, merchandise or other property of Tenant, Tenant’s employees, invitees, customers or any other person in or about the Property, whether such damage or injury is caused by or results from: (a) fire, steam, electricity, water, gas or rain; (b) the breakage, leakage, obstruction or other defects of pipes, sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures or any other cause; (c) conditions arising in or about the Property or upon other portions of the Project, or from other sources or places; or (d) any act or omission of any other tenant of the Project. Landlord shall not be liable for any such damage or injury even though the cause of or the means of repairing such damage or injury are not accessible to Tenant. The provisions of this Section 6.02 shall not, however, exempt Landlord from liability for Landlord’s gross negligence or willful misconduct.

Section 6.03.          Landlord’s Obligations.

(a)           Except as provided in Article Seven (Damage or Destruction) and Article Eight (Condemnation), Landlord shall keep the following in good order, condition and repair:  all structural components, the foundations, exterior walls (including exterior windows and door frames, unless any such damage is caused by Tenant) and roof of the Property (including painting the exterior surface of the exterior walls of the Property not more than once every five (5) years, if necessary), and all components of electrical, mechanical, plumbing, heating and air conditioning systems and facilities located in the Property which are concealed or used in common by tenants of the Project, and the parking surfaces (including snow and ice removal) of the Project. However, Landlord shall not be obligated to maintain or repair windows, doors, plate glass or the interior surfaces of exterior walls. Landlord shall make repairs under this Section 6.03 as necessary to maintain an attractive, first-class multi-tenant facility for the Property and Project equal to or superior to those of similar first-class multi-tenant facilities in the Broomfield, Colorado area, and within a reasonable time after receipt of written notice from Tenant of the need for such repairs.

(b)           Tenant shall pay or reimburse Landlord for all costs Landlord incurs under Section 6.03(a) above as Common Area costs as provided for in Section 4.05 of the Lease. Landlord shall make any such repairs or corrections within thirty (30) days of receipt of notice of the need for such by Landlord, or within such other reasonable time as may be necessary, so long as Landlord has commenced such repairs or corrections within said 30-day period and diligently pursues the repairs or corrections to completion. In the event that Landlord does not make such repairs or corrections within the time period set forth in this Section (b), Base Rent shall be reasonably and equitably abated for such portion of the Property that Tenant is unable to utilize for its business due to the failure of Landlord to make such repairs or corrections. Tenant waives the benefit of any statute in effect now or in the future which might give Tenant the right to make repairs at Landlord’s expense or to terminate this Lease due to Landlord’s failure to keep the Property in good order, condition and repair.

Section 6.04.          Tenant’s Obligations.

(a)           Except as specified to be Landlord’s obligation in Section 6.03(a) and as provided in Article Seven (Damage Destruction) and Article Eight (Condemnation), Tenant shall keep all portions of the Property (including, nonstructural, interior, exterior, and landscaped areas, portions, systems and equipment) in good order, condition and repair (including interior repainting and refinishing, as needed). If any portion of the Property or any system or equipment in the Property which Tenant is obligated to repair cannot be fully repaired or restored, Tenant shall promptly replace such portion of the Property or system or equipment in the Property, regardless of whether the benefit of such replacement extends beyond the Lease Term; but if the benefit or useful life of such replacement extends beyond the Lease Term (as such term may be extended by exercise of any options), the useful life of such replacement shall be prorated over the remaining portion of the Lease Term (as extended), and Tenant shall be liable only for that portion of the cost which is applicable to the Lease Term (as extended). Tenant shall maintain a preventive maintenance contract providing for the regular inspection and maintenance of the heating and air conditioning system by a licensed heating and air conditioning contractor. If any part of the Property is damaged by any act or omission of Tenant, Tenant shall pay Landlord the cost of repairing or replacing such damaged property, whether or not Landlord would otherwise be obligated to pay the cost of maintaining or repairing such property. It is the intention of Landlord and Tenant that at all times Tenant shall maintain the portions of the Property which Tenant is obligated to maintain in an attractive, first-class and fully operative condition.

(b)           Tenant shall fulfill all of Tenant’s obligations under this Section 6.04, at Tenant’s sole expense. If Tenant fails to maintain, repair or replace the Property as required by this Section 6.04, Landlord may, upon ten (10) days’ prior notice to Tenant (except that no notice shall be required in the case of an emergency), enter the Property and perform such maintenance or repair (including replacement, as needed) on behalf of Tenant. In such case, Tenant shall reimburse Landlord for all costs incurred in performing such maintenance or repair immediately upon demand.

Section 6.05.          Alterations, Additions, and Improvements.

(a)           Tenant shall not make any alterations, additions, or improvements to the Property without Landlord’s prior written consent, except for non-structural alterations which do not exceed Twenty Thousand Dollars ($20,000.00) in cost annually and which are not visible from the outside of any building of which the Property is part. Landlord may require Tenant to provide demolition and/or lien and completion bonds in form and amount satisfactory to Landlord. Tenant shall promptly remove any alterations, additions, or improvements constructed in violation of this Section 6.05(a) upon Landlord’s written request. All alterations, additions, and improvements shall be done in a good and workmanlike manner, in conformity with all applicable laws and regulations, and by a contractor approved by Landlord. Upon completion of any such work, Tenant shall provide Landlord with “as built” plans, copies of all construction contracts, and proof of payment for all labor and materials.

(b)           Tenant shall pay, when due, all claims for labor and material furnished to the Property. Tenant shall give Landlord at least twenty (20) days’ prior written notice of the commencement of any work on the Property (other than in connection with maintenance and minor repairs), regardless of whether Landlord’s consent to such work is required. Landlord may elect to record and post notices of non-responsibility on the Property.

(c)           Tenant may, without Landlord’s further consent, install at Tenant’s cost any reasonable security system for the Property as Tenant reasonably determines. However, Tenant shall provide Landlord with prior written notice of the installation of any such security system, which notice shall include a description of Tenant’s security plans. In no event shall the provisions of this Section 6.05(c) invalidate or otherwise render ineffective all or any portion of any other provision of this Lease.

Section 6.06.          Condition upon Termination. Upon the termination of the Lease, Tenant shall surrender the Property to Landlord, broom clean and in the same condition as received except for ordinary wear and tear which Tenant was not otherwise obligated to remedy under any provision of this Lease. However, Tenant shall not be obligated to repair any damage which Landlord is required to repair under Article Seven (Damage or Destruction). In addition, Landlord may require Tenant to remove any alterations, additions or improvements (whether or not made with Landlord’s consent) prior to the expiration of the Lease and to restore the Property to its prior condition, all at Tenant’s expense. Landlord and Tenant agree that Tenant shall remove its sand from the Property at the termination of the Lease. All alterations, additions and improvements which Landlord has not required Tenant to remove shall become Landlord’s property and shall be surrendered to Landlord upon the expiration or earlier termination of the Lease, except that Tenant may remove any of Tenant’s machinery or equipment which can be removed without material damage to the Property. Tenant shall repair, at Tenant’s expense, any damage to the Property caused by the removal of any such machinery or equipment. In no event, however, shall Tenant remove any of the following materials or equipment (which shall be deemed Landlord’s property) without Landlord’s prior written consent; any power wiring or power panels; lighting or lighting fixtures; wall coverings; drapes, blinds or other window coverings; carpets or other floor coverings; heaters, air conditioners or any other heating or air conditioning equipment; fencing or security gates; or other similar building operating equipment and decorations. Subject to the terms or removal herein, Landlord hereby consents to Tenant’s removal of food and beverage equipment and hard court flooring material at the termination of the Lease.

Article Seven       DAMAGE OR DESTRUCTION

Section 7.01.          Partial Damage to Property.

(a)           Tenant shall notify Landlord in writing immediately upon the occurrence of any damage to the Property. If the Property is only partially damaged (i.e., less than twenty-five percent (25%) of the Property is untenantable as a result of such damage or less than twenty-five percent (25%) of Tenant’s operations are materially impaired) and if the proceeds received by Landlord from the insurance policies described in Section 4.04(b) are sufficient to pay for the necessary repairs, this Lease shall remain in effect and Landlord shall repair the damage as soon as reasonably possible. Landlord may elect (but is not required) to repair any damage to Tenant’s fixtures, equipment, or improvements.

(b)           If the insurance proceeds received by Landlord are not sufficient to pay the entire cost of repair, or if the cause of the damage is not covered by the insurance policies which Landlord maintains under Section 4.04(b), Landlord may elect either to (i) repair the damage as soon as reasonably possible, in which case this Lease shall remain in full force and effect, or (ii) terminate this Lease as of the date the damage occurred. Landlord shall notify Tenant within thirty (30) days after receipt of notice of the occurrence of the damage whether Landlord elects to repair the damage or terminate the Lease. If Landlord elects to repair the damage, Tenant shall pay Landlord the “deductible amount” (if any) under Landlord’s insurance policies and, if the damage was due to an act or omission of Tenant, or Tenant’s employees, agents, contractors or invitees, the difference between the actual cost of repair and any insurance proceeds received by Landlord. If Landlord elects to terminate the Lease, Tenant may elect to continue this Lease in full force and effect, in which case Tenant shall repair any damage to the Property and any building in which the Property is located, by paying any repair amounts in excess of proceeds of insurance received by Landlord. Tenant shall pay the cost of such repairs, except that upon satisfactory completion of such repairs, Landlord shall deliver to Tenant any insurance proceeds received by Landlord for the damage repaired by Tenant. Tenant shall give Landlord written notice of such election within ten (10) days after receiving Landlord’s termination notice.

(c)           If the damage to the Property occurs during the last six (6) months of the Lease Term and such damage will require more than thirty (30) days to repair, either Landlord or Tenant may elect to terminate this Lease as of the date the damage occurred, regardless of the sufficiency of any insurance proceeds. The party electing to terminate this Lease shall give written notification to the other party of such election within thirty (30) days after Tenant’s notice to Landlord of the occurrence of the damage.

Section 7.02.          Substantial or Total Destruction. If the Property is substantially or totally destroyed by any cause whatsoever (i.e., the damage to the Property is greater than partial damage as described in Section 7.01), and regardless of whether Landlord receives any insurance proceeds, this Lease shall terminate as of the date the destruction occurred. Notwithstanding the preceding sentence, if the Property can be rebuilt within six (6) months after the date of destruction, Landlord may elect to rebuild the Property at Landlord’s own expense, in which case this Lease shall remain in full force and effect. Landlord shall notify Tenant of such election within thirty (30) days after Tenant’s notice of the occurrence of total or substantial destruction. If Landlord so elects, Landlord shall rebuild the Property at Landlord’s sole expense, except that if the destruction was caused by an act or omission of Tenant, Tenant shall pay Landlord the difference between the actual cost of rebuilding and any insurance proceeds received by Landlord.

Section 7.03.          Temporary Reduction of Rent. If the Property is destroyed or damaged and Landlord or Tenant repairs or restores the Property pursuant to the provisions of this Article Seven, any rent payable during the period of such damage, repair and/or restoration shall be reduced according to the degree, if any, to which Tenant’s use of the Property is impaired. However, the reduction shall not exceed the sum of one year’s payment of Base Rent, insurance premiums, real property taxes and other rent. Except for such possible reduction in Base Rent, insurance premiums and real property taxes, Tenant shall not be entitled to any compensation, reduction, or reimbursement from Landlord as a result of any damage, destruction, repair, or restoration of or to the Property.

Section 7.04.          Waiver. Intentionally deleted

Article Eight        CONDEMNATION

If all or any portion of the Property is taken under the power of eminent domain or sold under the threat of that power (all of which are called “Condemnation”), this Lease shall terminate as to the part taken or sold on the date the condemning authority takes title or possession, whichever occurs first. If more than twenty percent (20%) of the floor area of the building in which the Property is located, or which is located on the Property, is taken, either Landlord or Tenant may terminate this Lease as of the date the condemning authority takes title or possession, by delivering written notice to the other within ten (10) days after receipt of written notice of such taking (or in the absence of such notice, within ten (10) days after the condemning authority takes title or possession). If neither Landlord nor Tenant terminates this

Lease, this Lease shall remain in effect as to the portion of the Property not taken, except that the Base Rent and Additional Rent shall be reduced in proportion to the reduction in the floor area of the Property. Any Condemnation award or payment shall be distributed in the following order:  (a) first, to any ground lessor, mortgagee or beneficiary under a deed of trust encumbering the Property, the amount of its interest in the Property; (b) second, to Tenant, only the amount of any award specifically designated for loss of or damage to Tenant’s trade fixtures or removable personal property; and (c) third, to Landlord, the remainder of such award, whether as compensation for reduction in the value of the leasehold, the taking of the fee, or otherwise. If this Lease is not terminated, Landlord shall repair any damage to the Property caused by the Condemnation, except that Landlord shall not be obligated to repair any damage for which Tenant has been reimbursed by the condemning authority. If the severance damages received by Landlord are not sufficient to pay for such repair, Landlord shall have the right to either terminate this Lease or make such repair at Landlord’s expense.

Article Nine          ASSIGNMENT AND SUBLETTING

Section 9.01.          Landlord’s Consent Required. No portion of the Property or of Tenant’s interest in this Lease may be acquired by any other person or entity, whether by sale, assignment, mortgage, sublease, transfer, operation of law, or act of Tenant, without Landlord’s prior written consent, except as provided in Section 9.02 below. Landlord has the right to grant or withhold its consent as provided in Section 9.05 below. Any attempted transfer without consent shall be void and shall constitute breach of this Lease. If Tenant is a corporation, any change in the ownership of a controlling interest of the voting stock of the corporation shall require Landlord’s consent.

Section 9.02.          Tenant Affiliate. Tenant may assign this Lease or sublease the Property, without Landlord’s consent, to any corporation which controls, is controlled by or is under common control with Tenant, or to any corporation resulting from the merger of or consolidation with Tenant (“Tenant’s Affiliate”). In such case, any Tenant’s Affiliate shall assume writing all of Tenant’s obligations under this Lease.

Section 9.03.          No Release of Tenant. No transfer permitted by this Article Nine, whether with or without Landlord’s consent, shall release Tenant or change Tenant’s primary liability to pay the rent and to perform all other obligations of Tenant under this Lease. Landlord’s acceptance of rent from any other person is not a waiver of any provision of this Article Nine. Consent to one transfer is not a consent to any subsequent transfer. If Tenant’s transferee defaults under this Lease, Landlord may proceed directly against Tenant without pursuing remedies against the transferee. Landlord may consent to subsequent assignments or modifications of this Lease by Tenant’s transferee, without notifying Tenant or obtaining its consent. Such action shall not relieve Tenant’s liability under this Lease.

Section 9.04.          Offer to Terminate. If Tenant desires to assign the Lease or sublease the Property, Tenant shall have the right to offer, in writing, to terminate the Lease as of a date specified in the offer. If Landlord elects in writing to accept the offer to terminate within twenty (20) days after notice of the offer, the Lease shall terminate as of the date specified and all the terms and provisions of the Lease governing termination shall apply. If Landlord does not so elect, the Lease shall continue in effect until otherwise terminated and the provisions of Section 9.05 with respect to any proposed transfer shall continue to apply.

Section 9.05.          Landlord’s Consent.

(a)           Tenant’s request for consent to any transfer described in Section 9.01 shall set forth in writing the details of the proposed transfer, including the name, business and financial condition of the prospective transferee, financial details of the proposed transfer (e.g., the term of and the rent and security deposit payable under any proposed assignment or sublease), and any other information Landlord reasonably deems relevant. Landlord shall have the right to withhold consent, if reasonable, or to grant consent, based on the following factors:  (i) the business of the proposed assignee or subtenant and the proposed use of the Property: (ii) the net worth and financial reputation of the proposed assignee or subtenant: (iii) Tenant’s compliance with all of its obligations under the Lease: and (iv) such other factors as Landlord may reasonably deem relevant. If Landlord objects to a proposed assignment solely because of the net worth and/or financial reputation of the proposed assignee, Tenant may nonetheless sublease (but not assign), all or a portion of the Property to the proposed transferee, but only on the other terms of the proposed transfer.

(b)           If Tenant assigns or subleases, the following shall apply:

(i)            Tenant shall pay to Landlord as Additional Rent under the Lease the Landlord’s Share (stated in Section 1.13) of the Profit (defined below) on such transaction as and when received by Tenant, unless Landlord gives written notice to Tenant and the assignee or subtenant that Landlord’s Share shall be paid by the assignee or subtenant to Landlord directly. The “Profit” means (A) all amounts paid to Tenant for such assignment or sublease, including “key” money, monthly rent in excess of the monthly rent payable under the Lease, and all fees and other consideration paid for the assignment or sublease, including fees under any collateral agreements, less (B) costs and expenses directly incurred by Tenant in connection with the execution and performance of such assignment or sublease for real estate broker’s commissions and costs of renovation or construction of tenant improvements required under such assignment of sublease. Tenant is entitled to recover such cost and expenses before Tenant is obligated to pay the Landlord’s Share to Landlord. The Profit in the case of a sublease of less than all the Property is the rent allocable to the subleased space as a percentage on a square footage basis.

(ii)           Tenant shall provide Landlord a written statement certifying all amounts to be paid from any assignment or sublease of the Property within thirty (30) days after the transaction documentation is signed, and Landlord may inspect Tenant’s books and records to verify the accuracy of such statement. On written request, Tenant shall promptly furnish to Landlord copies of all the transaction documentation, all of which shall be certified by Tenant to be complete, true and correct. Landlord’s receipt of Landlord’s Share shall not be consent to any further assignment or subletting. The breach of Tenant’s obligation under this Section 9.05(b) shall be a material default of the Lease.

Section 9.06.          No Merger. No merger shall result from Tenant’s sublease of the Property under this Article Nine, Tenant’s surrender of this Lease or the termination of this Lease in any other manner. In any such event, Landlord may terminate any or all subtenancies or succeed to the interest of Tenant as sublandlord under any or all subtenancies.

Article Ten           DEFAULTS; REMEDIES

Section 10.01.        Covenants and Conditions. Tenant’s performance of each of Tenant’s obligations under this Lease is a condition as well as a covenant. Tenant’s right to continue in possession of the Property is conditioned upon such performance. Time is of the essence in the performance of all covenants and conditions.

Section 10.02.        Defaults. Tenant shall be in material default under this Lease:

(a)           If Tenant abandons the Property or if Tenant’s vacation of the Property results in the cancellation of any insurance described in Section 4.04;

(b)           If Tenant fails to pay rent or any other charge when due (except that Tenant shall be entitled to up to three (3) ten (10) day grace periods during the Lease Term);

(c)           If Tenant fails to perform any of Tenant’s non-monetary obligations under this Lease for a period of thirty (30) days after written notice from Landlord; provided that if more than thirty (30) days are required to complete such performance, Tenant shall not be in default if Tenant commences such performance within the thirty (30)-day period and thereafter diligently pursues its completion. The notice required by this Paragraph is intended to satisfy any and all notice requirements imposed by law on Landlord and is not in addition to any such requirement.

(d)           (i) If Tenant makes a general assignment or general arrangement for the benefit of creditors; (ii) if a petition for adjudication of bankruptcy or for reorganization or rearrangement is filed by or against Tenant and is not dismissed within thirty (30) days; (iii) if a trustee or receiver is appointed to take possession of substantially all of Tenant’s assets located at the Property or of Tenant’s interest in this Lease and possession is not restored to Tenant within thirty (30) days; or (iv) if substantially all of Tenant’s assets located at the Property or of Tenant’s interest in this Lease is subjected to attachment, execution or other judicial seizure which is not discharged within thirty (30) days. If a court of competent jurisdiction determines that any of the acts described in this subparagraph (d) is not a default under this Lease, and a trustee is appointed to take possession (or if Tenant remains a debtor in possession) and such trustee or Tenant transfers Tenant’s interest hereunder, then Landlord shall receive, as Additional Rent, the excess, if any, of the rent (or any other consideration) paid in connection with such assignment or sublease over the rent payable by Tenant under this Lease.

(e)           If any guarantor of the Lease revokes or otherwise terminates, or purports to revoke or otherwise terminate, any guaranty of all or any portion of Tenant’s obligations under the Lease. Unless otherwise expressly provided, no guaranty of the Lease is revocable.

Section 10.03.        Remedies. On the occurrence of any material default by Tenant, Landlord may, at any time thereafter, with or without notice or demand and without limiting Landlord in the exercise of any right or remedy which Landlord may have:

(a)           Terminate Tenant’s right to possession of the Property by any lawful means, in which case this Lease shall terminate and Tenant shall immediately surrender possession of the Property to Landlord. In such event, Landlord shall be entitled to recover from Tenant all damages incurred by Landlord by reason of Tenant’s default, including (i) the worth, as defined in Section 10.03(a)(iii) below, at the time of the award of the unpaid Base Rent, Additional Rent and other charges which Landlord had earned at the time of the termination; (ii) the worth at the time of the award of the amount by which the unpaid Base Rent, Additional Rent and other charges which Landlord would have earned after termination until the time of the award exceeds the amount of such rental loss that Tenant proves Landlord could have reasonably avoided by mitigation; (iii) the worth at the time of the award of the amount by which the unpaid Base Rent, and other charges which Tenant would have paid for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves Landlord could have reasonably avoided by mitigation; and (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under the Lease or which in the ordinary course of things would be likely to result therefrom, including, but not limited to, any costs or expenses Landlord incurs in maintaining or preserving the Property after such default, the cost of recovering possession of the Property, expenses of reletting, including necessary renovation or alteration of the Property, Landlord’s reasonable attorneys’ fees incurred in connection therewith, and any real estate commission paid or payable. As used in subparts (i) and (ii) above, the “worth at the time of the award” is computed by allowing interest on unpaid amounts at the rate of fifteen percent (15%) per annum, or such lesser amount as may then be the maximum lawful rate. As used in subpart (iii) above, the “worth at the time of the award” is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of the award, plus one percent (1%). If Tenant has abandoned the Property, Landlord shall have the option of (i) retaking possession of the Property and recovering from Tenant the amount specified in this Section 10.03(a), or (ii) proceeding under Section 10.03(b). As used in subparts (i) – (iii) above and Section 10.05 below, “award” is the judgment which may be awarded to Landlord by a court of competent jurisdiction;

(b)           Maintain Tenant’s right to possession, in which case this Lease shall continue in effect whether or not Tenant has abandoned the Property. In such event, Landlord shall be entitled to enforce all of Landlord’s rights and remedies under this Lease, including the right to recover the rent as it becomes due;

(c)           Pursue any other remedy now or hereafter available to Landlord under the laws or judicial decisions of the state in which the Property is located.

Section 10.04.        Intentionally deleted

Section 10.05.        Automatic Termination. Notwithstanding any other term or provision hereof to the contrary, the Lease shall terminate on the occurrence of any act which affirms the Landlord’s intention to terminate the Lease as provided in Section 10.03(a) hereof, including the filing of an unlawful detainer action against Tenant. On such termination, Landlord’s damages for default if awarded, shall include all costs and fees, including reasonable attorneys’ fees that Landlord incurs in connection with the filing, commencement, pursuing and/or defending of any action in any bankruptcy court or other court with respect to the Lease; the obtaining of relief from any stay in bankruptcy restraining any action to evict Tenant; or the pursuing of any action with respect to Landlord’s right to possession of the Property. All such damages suffered (apart from Base Rent and other rent payable hereunder) shall constitute pecuniary damages which must be reimbursed to Landlord prior to assumption of the Lease by Tenant or any successor to Tenant in any bankruptcy or other proceeding.

Section 10.06.        Cumulative Remedies. Landlord’s exercise of any right or remedy shall not prevent it from exercising any other right or remedy.

Article Eleven      PROTECTION OF LENDERS.

Section 11.01.        Subordination. Landlord shall have the right to subordinate this Lease to any ground lease, deed of trust or mortgage encumbering the Property, any advances made on the security thereof and any renewals, modifications, consolidations, replacements or extensions thereof, whenever made or recorded. Tenant shall cooperate with Landlord and any lender which is acquiring a security interest in the Property or the Lease. Tenant shall execute such further documents and assurances as such lender may require, provided that Tenant’s obligations under this Lease shall not be increased in any material way (the performance of ministerial acts shall not be deemed material), and Tenant shall not be deprived of its rights under this Lease. Tenant’s right to quiet possession of the Property during the Lease Term shall not be disturbed if Tenant pays the rent and performs all of Tenant’s obligations under this Lease and is not otherwise in default. If any ground lessor, beneficiary or mortgagee elects to have this Lease prior to the lien of its ground lease, deed of trust or mortgage and gives written notice thereof to Tenant, this Lease shall be deemed prior to such ground lease, deed of trust or mortgage whether this Lease is dated prior or subsequent to the date of said ground lease, deed of trust or mortgage or the date of recording thereof.

Section 11.02.        Attornment. If Landlord’s interest in the Property is acquired by any ground lessor, beneficiary under a deed of trust, mortgagee, or purchaser at a foreclosure sale, Tenant shall attorn to the transferee or successor to Landlord’s interest in the Property and recognize such transferee or successor as Landlord under this Lease. Tenant waives the protection of any statute or rule of law which gives or purports to give Tenant any right to terminate this Lease or surrender possession of the Property upon the transfer of Landlord’s interest.

Section 11.03.        Signing of Documents. Tenant shall sign and deliver any instrument or documents necessary or appropriate to evidence any such attornment or subordination or agreement to do so. Notwithstanding anything contained herein to the contrary, if Tenant fails to sign and deliver such instrument or documents within seven (10) days after receipt of written request for such from Landlord, such failure shall constitute a material default under this Lease, subject only to one (1) three (3) day cure period after receipt of notice from Landlord.

Section 11.04.        Estoppel Certificates.

(a)           Upon Landlord’s written request, Tenant shall execute, acknowledge and deliver to Landlord a written statement certifying:  (i) that none of the terms or provisions of this Lease have been changed (or if they have been changed, stating how they have been changed); (ii) that this Lease has not been cancelled or terminated; (iii) the last day of payment of the Base Rent and other charges and the time period covered by such payments; (iv) that Landlord is not in default under this Lease (or, if Landlord is claimed to be in default, stating why); and (v) such other representations or information with respect to Tenant or the Lease as Landlord may reasonably request or which any prospective purchaser or encumbrancer of the Property may require. Tenant shall deliver such statement to Landlord within ten (10) days after Landlord’s request. Landlord may give any such statement by Tenant to any prospective purchaser or encumbrancer of the Property. Such purchaser or encumbrancer may rely conclusively upon such statement as true and correct.

(b)           If Tenant does not deliver such statement to Landlord within such ten (10) day period, Landlord, and any prospective purchaser or encumbrancer, may conclusively presume and rely upon the following facts:  (i) that the terms and provisions of this Lease have not been changed except as otherwise represented by Landlord; (ii) that this Lease has not been cancelled or terminated except as otherwise represented by Landlord; (iii) that not more than one month’s Base Rent or other charges have been paid in advance; and (iv) that Landlord is not in default under the Lease. In such event, Tenant shall be estopped from denying the truth of such facts.

Section 11.05.        Tenant’s Financial Condition. Within ten (10) days after written request from Landlord, Tenant shall deliver to Landlord its most recent quarterly report prepared in such financial statements as Landlord reasonably requires to verify that Tenant is in compliance within the Liquidity Covenant and to verify the net worth of Tenant, and such financial statements as reasonably requested by Landlord to verify the net worth of any assignee, subtenant, or guarantor of Tenant. In addition, Tenant shall deliver to any lender designated by Landlord Tenant’s most recent quarterly report to facilitate the financing or refinancing of the Property. Tenant represents and warrants to Landlord that each such financial statement of Tenant provided to Landlord or Landlord’s lender will be, to the best of Tenant’s actual knowledge, a true and accurate statement as of the date of such statement and prepared in accordance with GAAP. All financial statements shall be confidential and shall be used only for the purposes set forth in this Lease.

Article Twelve      LEGAL COSTS

Section 12.01.        Legal Proceedings. If Tenant or Landlord shall be in breach or default under this Lease, such party (the “Defaulting Party”) shall reimburse the other party (the “Nondefaulting Party”) upon demand for any costs or expenses that the Nondefaulting Party incurs in connection with any breach or default of the Defaulting Party under this Lease, if suit is commenced and judgment enters against the Nondefaulting Party. Furthermore, if any action for breach of or to enforce the provisions of this Lease is commenced, the court in such action shall award to the party in whose favor a judgment is entered, a reasonable sum as attorneys’ fees and costs. The losing party in such action shall pay such attorneys’ fees and costs. Tenant shall also indemnify Landlord against and hold Landlord harmless from all costs, expenses, demands and liability Landlord may incur if Landlord becomes or is made a party to any claim or action (a) instituted by Tenant against any third party, or by any third party against Tenant, or by or against any person holding any interest under or using the Property by license of or agreement with Tenant; (b) for foreclosure of any lien for labor or material furnished to or for Tenant or such other person; (c) otherwise arising out of or resulting from any act or transaction of Tenant or such other person; or (d) necessary to protect Landlord’s interest under this Lease in a bankruptcy proceeding, or other proceeding under Title 11 of the United States Code, as amended. Tenant shall defend Landlord against any such claim or action at Tenant’s expense with counsel reasonably acceptable to Landlord or, at Landlord’s election, Tenant shall reimburse landlord for any legal fees or costs Landlord incurs in any such claim or action.

Section 12.02.        Landlord’s Consent. Tenant shall pay Landlord’s reasonable attorneys’ fees incurred in connection with Tenant’s request for Landlord’s consent under Article Nine (Assignment and Subletting), or in connection with any other act which Tenant proposes to do and which requires Landlord’s consent.

Article Thirteen  MISCELLANEOUS PROVISIONS

Section 13.01.        Non-Discrimination. Tenant promises, and it is a condition to the continuance of this Lease, that there will be no discrimination against, or segregation of, any person or group of persons on the basis of race, color, sex, creed, national origin or ancestry in the leasing, subleasing, transferring, occupancy, tenure or use of the Property or any portion thereof.

Section 13.02.        Landlord’s Liability; Certain Duties.

(a)           As used in this Lease, the term “Landlord” means only the current owner or owners of the fee title to the Property or the leasehold estate under a ground lease of the Property at the time in question. Each Landlord is obligated to perform the obligations of Landlord under this Lease only during the time such Landlord owns such interest or title. Any Landlord who transfers its title or interest is relieved of all liability with respect to the obligations of Landlord under this Lease to be performed on or after the date of transfer. However, each Landlord shall deliver to its transferee all funds that Tenant previously paid if such funds have not yet been applied under the terms of this Lease.

(b)           Tenant shall give written notice of any failure by Landlord to perform any of its obligations under this Lease to Landlord and to any ground lessor, mortgagee or beneficiary under any deed of trust encumbering the Property whose name and address have been furnished to Tenant in writing. Landlord shall not be in default under this Lease unless Landlord (or such ground lessor, mortgagee or beneficiary) fails to cure such non-performance within thirty (30) days after receipt of Tenant’s notice. However, if such non-performance reasonably requires more than thirty (30) days to cure, Landlord shall not be in default if such cure is commenced within such thirty (30) day period and thereafter diligently pursued to completion.

(c)           Notwithstanding any term or provision herein to the contrary, the liability of Landlord for the performance of its duties and obligations under this Lease is limited to Landlord’s interest in the Property, and neither the Landlord nor its partners, shareholders, officers or other principals shall have any personal liability under this Lease.

Section 13.03.        Severability. A determination by a court of competent jurisdiction that any provision of this Lease or any part thereof is illegal or unenforceable shall not cancel or invalidate the remainder of such provision or this Lease, which shall remain in full force and effect.

Section 13.04.        Interpretation. The captions of the Articles or Sections of this Lease are to assist the parties in reading this Lease and are not a part of the terms or provisions of this Lease. Whenever required by the context of this Lease, the singular shall include the plural and the plural shall include the singular. The masculine, feminine and neuter genders shall each include the other. In any provision relating to the conduct, acts or omissions of Tenant, the term “Tenant” shall include Tenant’s agents, employees, contractors, invitees, successors or others using the Property with Tenant’s expressed or implied permission.

Section 13.05.        Incorporation of Prior Agreements; Modifications. This Lease is the only agreement between the parties pertaining to the lease of the Property and no other agreements are effective. All amendments to this Lease shall be in writing and signed by all parties. Any other attempted amendment shall be void.

Section 13.06.        Notices. All notices required or permitted under this Lease shall be in writing and shall be personally delivered or sent by certified mail, return receipt requested, postage prepaid. Notices to Tenant shall be delivered to the address specified in Section 1.03 above, except that upon Tenant’s taking possession of the Property, the Property shall be Tenant’s address for notice purposes. Notices to Landlord shall be delivered to the address specified in Section 1.02 above. All notices shall be effective upon delivery. Either party may change its notice address upon written notice to the other party.

Section 13.07.        Waivers. All waivers must be in writing and signed by the waiving party. Landlord’s failure to enforce any provision of this Lease or its acceptance of rent shall not be a waiver and shall not prevent Landlord from enforcing that provision or any other provision of this Lease in the future. No statement on a payment check from Tenant or in a letter accompanying a payment check shall be binding on Landlord. Landlord may, with or without notice to Tenant, negotiate such check without being bound to the conditions of such statement.

Section 13.08.        No Recordation. Tenant shall not record this Lease without prior written consent from Landlord. However, either Landlord or Tenant may require that a “Short Form” memorandum of this Lease executed by both parties be recorded. The party requiring such recording shall pay all transfer taxes and recording fees.

Section 13.09.        Binding Effect; Choice of Law. This Lease binds any party who legally acquires any rights or interest in this Lease from Landlord or Tenant. However, Landlord shall have no obligation to Tenant’s successor unless the rights or interests of Tenant’s successor are acquired in accordance with the terms of this Lease. The laws of the state in which the Property is located shall govern this Lease.

Section 13.10.        Corporate Authority; Partnership Authority.

(a)           If Tenant is a corporation, each person signing this Lease on behalf of Tenant represents and warrants that he has full authority to do so and that this Lease binds the corporation. Within thirty (30) days after this Lease is signed, Tenant shall deliver to Landlord a certified copy of a resolution of Tenant’s Board of Directors authorizing the execution of this Lease or other evidence of such authority reasonably acceptable to Landlord. If Tenant is a partnership, each person or entity signing this Lease for Tenant represents and warrants that he or it is a general partner of the partnership, that he or it has full authority to sign for the partnership and that this Lease binds the partnership and all general partners of the partnership. Tenant shall give written notice to Landlord of any general partner’s withdrawal or addition. Within thirty (30) days after this Lease is signed, Tenant shall deliver to Landlord a copy of Tenant’s recorded statement of partnership or certificate of limited partnership.

(b)           If Landlord is a corporation, each person signing this Lease on behalf of Landlord represents and warrants that he has full authority to do so and that this Lease binds the corporation. Within thirty (30) days after this Lease is signed, Landlord shall deliver to Tenant a certified copy of a resolution of Landlord’s Board of Directors authorizing the execution of this Lease or other evidence of such authority reasonably acceptable to Tenant. If Landlord is a partnership, each person or entity signing this Lease for Landlord represents and warrants that he or it is a general partner of the partnership, that he or it has full authority to sign for the partnership and that this Lease binds the partnership and all general partners of the partnership. Within thirty (30) days after this Lease is signed, Landlord shall deliver to Tenant a copy of Landlord’s recorded statement of partnership or certificate of limited partnership.

Section 13.11.        Joint and Several Liability. All parties signing this Lease as Tenant shall be jointly and severally liable for all obligations of Tenant.

Section 13.12.        Force Majeure. See Addendum Section D.

Section 13.13.        Execution of Lease. This Lease may be executed in counterparts and, when all counterpart documents are executed, the counterparts shall constitute a single binding instrument. Landlord’s delivery of this Lease to Tenant shall not be deemed to be an offer to lease and shall not be binding upon either party until executed and delivered by both parties.

Section 13.14.        Survival. All representations and warranties of Landlord and Tenant shall survive the termination of this Lease.

Section 13.15.        Counterparts. This Lease may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.

Article Fourteen  BROKERS

Section 14.01.        Broker’s Fee. When this Lease is signed by and delivered to both Landlord and Tenant, Landlord shall pay a real estate commission to Landlord’s Broker named in Section 1.08 above, if any, as provided in the written agreement between Landlord and Landlord’s Broker. If a Tenant’s Broker is named in Section 1.08 above, Landlord’s Broker shall pay an appropriate portion of its commission to Tenant’s Broker if so provided in any agreement between Landlord’s Broker and Tenant’s Broker. Nothing contained in this Lease shall impose any obligation on Landlord to pay a commission or fee to any party other than Landlord’s Broker.

Section 14.02.        Agency Disclosure; No Other Brokers. Landlord and Tenant each represent and warrant that they have dealt with no other real estate broker(s) in connection with this transaction except: Fuller and Company, who represents Landlord. Tenant agrees to indemnify and hold harmless Landlord from any person claiming a brokerage commission from the representation of Tenant with regard to this Lease.

Article Fifteen     COMPLIANCE

The parties hereto agree to comply with all applicable federal, state and local laws, regulations, codes, ordinances and administrative orders having jurisdiction over the parties, property or the subject matter of this Agreement, including, but not limited to, the 1964 Civil Rights Act and all amendments thereto, the Foreign Investment in Real Property Tax Act, the Comprehensive Environmental Response Compensation and Liability Act, and The Americans With Disabilities Act.

ADDITIONAL PROVISIONS MAY BE SET FORTH IN A RIDER OR RIDERS ATTACHED HERETO.

Landlord and Tenant have signed this Lease at the place and on the dates specified adjacent to their signatures below and have initialed all Riders which are attached to or incorporated by reference in this Lease.

[Remainder of Page Intentionally Left Blank]

[Signatures Appear On Next Page]

SIGNATURE PAGE

“LANDLORD”

Signed on February 8, 2006	YORK COUNTY, LLC, a California limited
at Sacramento, California	liability company

	By:	Panattoni Investments, LLC, a California
limited liability company, Managing
Member

		By:	/s/ Carl D. Panattoni
Carl D. Panattoni, Trustee of the
Panattoni Living Trust, Dated
April 8, 1998, Managing Member

“TENANT”

Signed on February 8, 2006	CORGENIX MEDICAL CORPORATION,
at Westminster, Colorado	a Nevada corporation

	By:	/s/ Douglas T. Simpson
	Name:	Douglas T. Simpson
President
Corgenix Medical Corporation

Exhibit A

[Property Description]

Situated in the City and County of Broomfield, State of Colorado, more particularly described as follows:

Lot           , Broomfield Corporate Center, City and County of Broomfield, State of Colorado.

Exhibit B

[List of Permitted Hazardous Materials]

Regulated Substances Listed in CFR1910.1000 Table Z-A

Chemical Name	Specific Hazard	Average Amt On-Site/Mo
Acetic Acid	Fumes	600 mL
Acetone	Flammable	1 L
Boric Acid	Dust	1 Kg
Cellulose	Dust	200 g
Chloroform	Flammable	1 L
Cupric Sulfate, Pentahydrate	Environmental	500 g
Diethanolamine	Flammable	250 g
Ethyl Alcohol	Flammable	14 L
Glycerol	Fumes	12 L
Guanidine HCI	Neurotoxin	4 Kg
Hydrochloric Acid	Flammable	6 L
Isopropyl Alcohol	Flammable	50 L
Manganese CI, Tetrahydrate	Dust	500 g
Methyl Alcohol	Flammable	8 L
n,n-Dimethylformide	Flammable	500 mL
Para-Methoxyphenol (pMP)	Fumes	100 g
Perchloric Acid	Explosive	2 L
Polyacrylamide	Carcinogen	5 g
Sodium Azide	Explosive	3 Kg
Sodium Hydroxide	Corrosive	1 Kg
Sucrose	Fumes	20 Kg
Sulfuric Acid	Acid	6 L
Thimerosal (Mg Compound)	Environmental	200 g
Zinc Sulfate	Dust	100 g

NOTE:

1)  Above quantities may be increased due to future production needs.

2)  Various forms of human bodily fluids are used in the production of this product and in the development of future products. These products are classified as Biohazard Material.

ADDENDUM TO LEASE

Dated February 8, 2006

By and Between

YORK COUNTY, LLC, a California limited liability company, “LANDLORD”
and
CORGENIX MEDICAL CORPORATION, a Nevada corporation, “TENANT”

1.             Except as otherwise set forth herein, the terms and conditions of the Lease shall remain in full force and effect.

2.             To the extent of any inconsistencies or contradictions between the terms and conditions of the Lease and this Addendum, the terms and conditions contained herein shall supersede and take precedence over those contained in this Lease.

Section A. TENANT CREDIT. Tenant represents and warrants to Landlord that Tenant is not represented by a broker and Tenant does not owe any broker a commission with regard to this Lease. In reliance of this representation and warranty of Tenant, Landlord agrees to pay to Tenant as an additional Tenant Improvement Allowance (as defined in the Work Letter set forth in Exhibit A to this Addendum) the amount of four percent (4%) of the total Base Rent for the Lease Term to be used by Tenant as an additional Tenant Improvement Allowance subject to the terms and amortization of the Tenant Improvement Allowance as set forth in Section 2 of the Work Letter.

Section B. RIGHT OF FIRST REFUSAL TO EXPAND.

(a)           Tenant shall have a one time right of first refusal to lease premises being available for lease contiguous to the Property in the Building (“RFR Property”).

(b)           If Landlord receives a bona fide written proposal (the “Lease Proposal”) from a third party for the lease of RFR Property that Landlord is willing to accept, then Landlord shall give written notice thereof to Tenant (“Landlord’s Expansion Property Notice”). Landlord’s Expansion Property Notice shall contain the material provisions of the Lease Proposal and identify the offering party. Tenant shall within ten (10) business days after receipt from Landlord notify Landlord in writing whether or not Tenant elects to lease the RFR Property on the same terms and conditions as the Lease Proposal. If Tenant fails to so notify the Landlord in writing or notifies Landlord in writing that Tenant elects not to lease the RFR Property, the terms of this subsection (b) shall be waived by Tenant and Landlord shall be free to lease the RFR Property to the offering party on the same terms and conditions as the Lease Proposal. If Tenant does not so elect to lease the RFR Property after receiving Landlord’s Expansion Property Notice and the RFR Property becomes available for lease again any time during the term of this Lease or any extension thereof, then Tenant shall not have any further such first refusal rights to lease said premises.

1

(c)           Tenant’s rights in this Section B shall be in effect during the term of this Lease or any extension thereof subject to Tenant not being in default of this Lease at the time of Tenant’s exercise of its right of first refusal and no event has occurred and is continuing which with the giving of notice or the passage of time, or both, would constitute a default under this Lease.

Section C. TENANT’S RIGHT TO RENEW.

(a)           Extension Periods. The original Lease Term may be extended, at the option of Tenant, for two (2) periods of five (5) years each, potentially for a total of ten (10) years, each such period herein sometimes referred to as the “Extension Period”, provided that (i), prior to expiration of the original Lease Term, Tenant provides the Landlord with no less than nine (9) months prior written notice for each said Extension Period, and (ii)  Tenant is not in material default of the Lease, at the time Tenant submits notice to extend the original Lease Term or at the commencement of the Extension Period, beyond any applicable notice and grace periods. The Extension Period shall be on the same terms, covenants and conditions of this Lease, except for the payment of Base Rent which shall be as set forth in subsection (c) below. Tenant shall not be permitted to extend this Lease beyond the second Extension Period. If Tenant fails to exercise an extension, then the Lease shall expire at the end of the then current term and Tenant shall have no further right to extend the Lease Term.

(b)           In the event Tenant exercises an extension option, then upon Landlord’s request, Tenant shall execute and deliver to Landlord a Lease amendment within thirty (30) days after Tenant’s receipt of such request setting forth the Base Rent for the option period and the commencement and expiration of the upcoming Extension Period.

(c)           The Rent during the Extension Period shall be at one hundred percent (100%) of the then prevailing market rental rate for the Property, but in no event less than the Base Rent for the last month of the then current Lease Term, as may be extended pursuant to this section. The Rent shall then increase annually by three percent (3%) per year for the remainder of the applicable Extension Period. The parties will attempt in good faith to arrive at the fair market rental rate. In the event the parties cannot agree on the fair market rental rate within thirty (30) days of Tenant’s exercise of the option to extend, the parties shall each designate an MAI appraiser with a minimum of ten (10) years experience in the Broomfield region of Colorado within ten (10) days of the date the parties determine they cannot agree on a fair market rental rate. The appraisers so selected shall mutually agree on a third MAI appraiser with the above qualifications. That appraiser shall appraise the Property and determine the fair market rent rate for the five-year (5-year) Extension Period taking into consideration the value of the Property, the rental market in the Broomfield region, rental for buildings of comparable quality and other relevant factors. If the appraisers cannot agree on the third MAI appraiser, then upon application, the Presiding Judge for the Superior Court for Broomfield County covering the City of Broomfield, Colorado shall make such selection upon application of either party.

2

Section D. FORCE MAJEURE.

If Landlord or Tenant is delayed in the completion of its obligations (“Force Majeure”) under this Lease and Addendum by the act, neglect or default of the other party, or by acts of God, including but not limited to flood, earthquake, tornado or the like, wind or other adverse weather including rain delays, governmental entities, lockouts, unavoidable casualties, war, acts of terrorism, civil commotion, fire or other casualty, or any similar matters, both foreseeable and unforeseeable, beyond such delayed party’s control, or by delay or refusal by local governmental authorities in the issuance of any building or other required permit or approval, then the time herein fixed for completion of such obligations shall be extended by the number of days that such party has thus been delayed. Landlord or Tenant, as the case may be, shall provide the other party with written notice of any delay incurred covered by this Section D within ten (10) days after commencement of such delay; provided, however, that only one notice is necessary in the case of a continuing delay.

Section E. PERMITTED USES.

Tenant shall be responsible at its sole cost and expense for obtaining all governmental approvals, permits, entitlements, zoning and land use (collectively, the “Approvals”) for Tenant’s Permitted Uses as set forth in Section 1.06 of the Lease. Landlord shall reasonably cooperate with Tenant in order for Tenant to obtain such Approvals from the local governmental authorities.

Section F. IMPROVEMENTS REQUIRED BY CODE OR LAW.

In accordance with the provisions of this Lease, in the event the City, County, responsible Fire Department, or any other governmental agency or entity requires additional improvements to the building due to Tenant’s proposed use of said building, such improvements and any and all related costs shall be the sole cost and expense of the Tenant. Landlord represents and warrants to Tenant that, as of the date of execution of this Lease, the Property and Project are in compliance and conformity with all applicable laws, including the American with Disabilities Act.

Section G. SIGNS.

Tenant agrees to adhere to the provisions of any sign program approved by or required by any public entity or agency having control of such matters or as set forth in any CC&R’s on the Property. Tenant shall be allocated space on the Property’s directory signage and on the entrance to the Property. Any monument or building signage shall be paid through the tenant improvement costs for the Property.

Section H. TENANT IMPROVEMENTS.

The construction of the tenant improvements (“Tenant Improvements”) shall be accomplished, and the cost of such construction will be paid in accordance, with a separate work letter (“Work Letter”) between Landlord and Tenant attached hereto as Exhibit ”A” to this Addendum. Except as expressly provided in the Lease, the Addendum, or in the Work Letter, if any, Tenant acknowledges that Landlord has not undertaken to perform any modification, alteration or improvement to the Property.

3

SIGNATURE PAGE

Landlord and Tenant have signed this Addendum to Lease on the dates specified adjacent to their signatures.

“LANDLORD”

Signed on February 8, 2006	YORK COUNTY, LLC, a California limited
at Sacramento, California	liability company

	By:	Panattoni Investments, LLC, a California
limited liability company, Managing
Member

		By:	/s/ Carl D. Panattoni
Carl D. Panattoni, Trustee of the
Panattoni Living Trust, Dated
April 8, 1998, Managing Member

“TENANT”

Signed on February 8, 2006	CORGENIX MEDICAL CORPORATION,
at Westminster, Colorado	a Nevada corporation

	By:	/s/ Douglas T. Simpson
Name: Douglas T. Simpson
President
Corgenix Medical Corporation

4

EXHIBIT ”A”

to Addendum

WORK LETTER

1.             Tenant Improvements. Prior to the Commencement Date, Landlord shall (or if Landlord is not the contractor, then the chosen contractor, the “Contractor,” shall) substantially complete or cause “Substantial Completion” (defined in Paragraph 11 below) of the work (herein called the “Work”) necessary to furnish and install within the Property in accordance with the “Final Tenant Plans” (defined in Paragraph 6 below) the Tenant Improvements described in Paragraph 1(A) as follows:

(A)          Tenant Improvements and Allowances (herein sometimes referred to as “Building Standard”), which shall be constructed or installed by Landlord at its sole cost and expense based on the Tenant Improvement Allowance.

2.             Tenant Improvement Allowance. Landlord agrees to provide Tenant with an improvement allowance of Thirty Two and No/100 Dollars ($32.00) per square foot or approximately Eight Hundred Nineteen Thousand Two Hundred and No/100 Dollars ($819,200.00), calculated based on 25,600 square feet portion of the Property (“Tenant Improvement Allowance”), and Tenant may use this allowance to build-out all or part of the Property and may expend all of the allowance, even to the extent of exceeding Building Standard improvements. The Tenant Improvement Allowance is to be used to construct the improvements as set forth in the Final Tenant Plans and shall be reimbursed to Landlord amortized over the Lease Term as part of monthly Base Rent per the schedule of Base Rent set forth in Section 1.12 of the Lease.

Those improvements described in the Final Tenant Plans in excess or in addition to the Tenant Improvements, such additional improvements being herein called the (“Above Standard Improvements”), are to be paid for by Tenant.

3.             Completion of Improvements. Subject to the terms of the Lease and this Tenant Work Letter and any “Tenant Delay” (as defined herein), Landlord shall use commercially reasonable and diligent efforts to cause the “Contractor” (defined in Section 8 of this Tenant Work Letter) to complete the construction and installation of the Tenant Improvements on the Property in accordance with the terms of this Tenant Work Letter, in a good and workman like manner using new materials, except where otherwise provided in the final Tenant Plans.

4.             Appointment of Construction Representatives.

(a)           By Landlord. Landlord hereby appoints the following person as Landlord’s representative (“Landlord’s Representative”) to act for Landlord in all matters covered by this Tenant Work Letter:  Bill Bullen of Panattoni Development Company, LLC.

(b)           By Tenant. Tenant hereby appoints the following person as Tenant’s representative (“Tenant’s Representative”) to act for Tenant in all matters covered by this Tenant Work Letter:  Taryn Reynolds.

(c)           Communications. All communications with respect to the matters covered by this Tenant Work Letter shall be made to Landlord’s Representative or Tenant’s Representative, as the case may be. Either party may change its representative under this Tenant Work Letter at any time by written notice to the other party.

5.             Architect.

(a)           An architectural firm selected by Landlord and acceptable to Tenant (“Architect”), shall act as the architect with respect to the design and construction of the Tenant Improvements. Landlord shall enter into a contract with Architect for such services (the “Architect Contract”). The parties acknowledge that                                                    is an acceptable Architect.

6.             Improvement Plans.

(a)           Landlord and Tenant have each approved the preliminary outline specifications for the Tenant Improvements (the “Preliminary Specifications” as set forth in Exhibit ”A” attached hereto.

(b)           A Space Plan based upon the Preliminary Specifications shall be prepared by Landlord and shall include such other specifications of Tenant and sufficient to convey the architectural design and layout of the Tenant Improvements for the Property (the “Preliminary Tenant Plans”) to include the location of walls and doors.

(c)           Final Tenant Plans. Based on the Preliminary Tenant Plans approved by Landlord and Tenant, Landlord shall cause the Architect, Engineer and/or other consultants selected and retained by Landlord to prepare and deliver to Tenant final architectural plans and drawings and complete engineering, mechanical, fire/life safety, structural and electrical working drawings for all of the Tenant Improvements (collectively, the “Tenant Working Drawings”). Landlord shall cause the Tenant Working Drawings to incorporate such revisions as may have been made by Tenant. The Tenant Working Drawings which shall be approved by Landlord and Tenant are referred to herein as the “Final Tenant Plans.”  The Preliminary Specifications, the Preliminary Plans, the Tenant Working Drawings including warehouse layout, dock equipment locations, warehouse electrical, office partition plan, office lighting plan, office electrical plan, office mechanical plan, office finishes, office furniture plans and the Final Tenant Plans are sometimes hereinafter referred to collectively as the “Tenant Construction Drawings.”

(d)           Design Problem; Tenant Changes. Tenant shall make no changes or modifications to the Final Tenant Plans without the prior written consent of Landlord, which consent may be withheld in Landlord’s sole discretion only if such change or modification would result in any of the following (each a “Design Problem”):  (i) directly or indirectly delay “Substantial Completion,” by more than five (5) days as that term is defined in Section 10 below, of the Tenant Improvements, unless Tenant agrees that any such delay shall constitute a Tenant Delay (as defined below); (ii) increase the cost of designing or constructing any of the Tenant Improvements above the cost of the Tenant Improvements depicted in the Final Tenant Plans, unless Tenant agrees to pay for such increased cost as if such increased cost were a Change Order Cost (as defined below); (iii) be a quality lower than the quality of the Tenant Improvements set forth in the Final or Preliminary Tenant Plans; and/or (iv) violate any applicable laws, rules, regulations, ordinances, directives, covenants, easements and restrictions of record, and permits (collectively, “Applicable Law”). Notwithstanding anything to the contrary set forth in this Tenant Work Letter, in the event that Tenant shall request any changes or substitutions to the Final Tenant Plans and such changes, differences and/or substitutions result in increased costs of construction in excess of the costs of those Tenant Improvements depicted on the Final Tenant Plans, then Tenant shall pay such excess costs to Landlord.

(e)           Governmental Approvals. Once the final Tenant Plans have been approved by Tenant and Landlord, Landlord shall submit the Final Tenant Plans to the appropriate governmental agencies for plan checking and the issuance of a building permit for the Tenant Improvements. The Architect shall make any and all changes to the Final Tenant Plans required by any applicable governmental entity, including, without limitation, any non-material changes required by the County of Broomfield, to obtain a building permit for the Tenant Improvements; provided, however, Tenant shall be notified of such changes and have the option to select alternative means of modifying said Final Tenant Plans, if other options are available. Landlord shall be responsible for obtaining approval of the Final Tenant Plans by all governmental agencies having jurisdiction, including all necessary permits and the temporary and permanent Certificate of Occupancy (or other required, equivalent approval from the local governmental authority permitting occupancy of the Property). Tenant and Landlord shall cooperate with each other in obtaining such approvals. Notwithstanding the foregoing, Tenant shall be responsible for obtaining, at Tenant’s sole cost and expense, all approvals required in connection with Tenant’s proposed product mix, particular use of the Property or commodity class in order that Tenant may conduct its business in the Property in accordance with the terms of the Lease, and the cost of any changes required to any of the Construction or the Tenant Improvements as a result of such product mix, use, and/or commodity class shall be paid for by Tenant.

(f)            No Representations. Notwithstanding anything to the contrary contained in the Lease or herein, but without limiting any representations or warranties in the Lease, Landlord’s participation in the preparation of the Tenant Construction Drawings, the selection of the Architect, Engineers, consultants and Contractor, the cost estimates for the Tenant Improvements and the construction thereof shall not constitute any representation or warranty, express or implied, that the Tenant Improvements, if built in accordance with the Final Tenant Plans, will be suitable for Tenant’s intended purpose, and Landlord specifically disclaims any such effect. Tenant acknowledges and agrees that the Tenant Improvements are intended for use by Tenant and the specifications and design requirements for such Tenant Improvements are not within the special knowledge or experience of Landlord. Landlord’s sole obligation shall be to arrange the construction of the Tenant Improvements in accordance with the requirements of the Final Tenant Plans; and any additional costs or expenses required for the modification thereof to more adequately meet Tenant’s use, whether during or after Landlord’s construction thereof, shall be borne entirely by Tenant except as otherwise provided in this Tenant Work Letter. Notwithstanding the foregoing, Landlord agrees to assign to Tenant, on a non-exclusive basis, the benefit of all construction warranties pertaining to the Tenant Improvements for the Original Term and as set forth in Schedule I attached hereto.

7.             Change Orders. If Tenant desires any change in the Final Tenant Plans relative to the Tenant Improvements which is reasonable and practical, such changes may only be requested by the delivery to Landlord by Tenant of a proposed written “Change Order” specifically setting forth in detail the requested change and the reasons for such requested change. Landlord shall have five (5) Business Days from the receipt of the proposed Change Order to provide the following items:  (a) a reasonable summary of any estimated increase in the cost caused by such change (“Change Order Cost”) and (b) a statement of the estimated number of days of any delay caused by such proposed change (the “Change Order Delay”). Tenant shall then have five (5) Business Days to approve the Change Order Cost and the Change Order Delay. If Tenant approves these items, Tenant shall pay to Landlord the Change Order Cost, if any, within forty-five (45) days after Landlord’s invoice therefor, which shall be accompanied by evidence of Landlord’s payment of such Change Order Cost. Landlord shall, promptly upon Tenant’s approval of the Change Order Cost and Change Order Delay, execute the Change Order and cause the appropriate changes to the Final Tenant Plans to be made. If Tenant fails to respond to Landlord within said five (5) Business Day period, the Change Order Cost and the Change Order Delay shall be deemed disapproved by Tenant and Landlord shall have no further obligation to perform any work set forth in the proposed Change Order. The Change Order Cost shall include all reasonable actual out-of-pocket costs associated with the Change Order, including, without limitation, architectural fees, engineering fees and construction costs, as reasonably determined by the Architect and the Contractor, respectively. The Change Order Delay shall include all actual unavoidable delays caused by the Change Order, including, without limitation, all design and construction delays, as reasonably determined by the Architect and the Contractor, respectively.

8.             Selection of Contractor. A contractor, under the supervision of and selected by Landlord, with Tenant’s consent shall construct the Tenant Improvements (the “Contractor”). Landlord shall also approve and select all subcontractors performing such work. The Contractor shall be Panattoni Construction Inc., a California corporation (“Panattoni Construction”). Landlord acknowledges that Tenant may designate subcontractors to be added to the bid list for any portion of the work.

9.             Construction of the Tenant Improvements. Landlord shall enter into a construction contract with the Contractor on a form reasonably acceptable to Landlord (“Construction Contract”) for the construction and installation of the Tenant Improvements in a good and workmanlike manner and in accordance with the Final Tenant Plans and in compliance with all applicable laws, ordinances, and regulations. During the progress of construction of the Tenant Improvements during normal construction business hours and upon reasonable, but not more than twenty four (24) hours prior notice, Landlord will permit, and cause Landlord’s Contractor to permit, Tenant access to the Property for the purpose of observing the construction of the Tenant Improvements. Tenant hereby approves Landlord’s selection of Panattoni Construction, as Landlord’s Contractor, without any competitive bidding of general contractors.

10.           Payment for Cost of the Tenant Improvements. Landlord shall pay the cost of designing and constructing the Tenant Improvements as provided in the Final Tenant Plans up to the amount of the Tenant Allowance; provided, however, any increase in the cost of the Tenant Improvements above the costs of the Tenant Improvements set forth in the Final Tenant Plans resulting from any changes or substitutions by Tenant to any portion of the Final Tenant Plans

(as provided in Section 6(d) above), as a result of any Change Orders, any Change Order Cost and Change Order Delay Expenses, any changes to any portion of the Tenant Construction Drawings resulting from modifications proposed by Tenant which are not consistent with any of the Tenant Construction Drawings as permitted in Section 6(c) above, any costs resulting from any Tenant Delays, and/or obtaining any of the governmental approvals Tenant is required to obtain pursuant to Section 6(e)) or which are expressly stated in any of the Tenant Construction Drawings as being at Tenant’s cost, shall be paid for by Tenant within thirty (30) days after Landlord’s written request therefor, which request for payment shall not be made until Landlord has incurred such costs as evidenced by an invoice or progress billing from the Contractor. Notwithstanding anything to the contrary herein, any cost of the Tenant Improvements in excess of the Tenant Allowance shall be paid by Tenant within thirty (30) days of Landlord’s submission to Tenant of invoices evidencing such excess costs.

11.           Substantial Completion; Target Completion Date. Except as provided in this Section 11, the Commencement Date shall be as set forth in Section 2.01 of the Lease and Paragraph 1 of the Addendum. For purposes of the Lease, “Substantial Completion” of the Property shall occur upon the completion of the Tenant Improvements in accordance with the Final Tenant Plans (as the same may be modified pursuant to Section 6(e), the completion of the Landlord Work and the issuance by the City of Broomfield of a certificate of completion, Certificate of Occupancy or temporary certificate of occupancy (or its equivalent) for the Landlord Work and the Tenant Work and permitting occupancy of the Property and commencement of business operations therein by Tenant, with the exception of any Punch List Items (as defined in Section 13 below) which do not materially impair the usability of the Property by Tenant, provided, however, if Landlord delivers a temporary Certificate of Occupancy or its equivalent, Substantial Completion shall not have occurred if Tenant is not reasonably satisfied that the permanent Certificate of Occupancy or its equivalent will be issued in due course. Landlord shall attempt to provide Tenant with a Certificate of Occupancy on the anticipated Commencement Date. Landlord shall, at its sole cost and expense, be responsible for the following:

(1)           the development and completion of all architectural, engineering, and related documents and plans necessary for the construction of the improvements on the Property;

(2)           the acquisition of all permits related to the construction of the Property excluding any costs associated with the installation of any Property signage;

(3)           preparation of all environmental studies required by law and necessary to ensure the Property is free from hazardous substances; and

(4)           the construction and delivery of the Property using the Tenant’s Construction Drawings, the Construction Contract, site plan, and final construction documents all of which shall be approved in writing by Landlord and Tenant within the agreed upon time period(s).

Substantial Completion of the Property means that the Property has been completed pursuant to the Tenant’s Construction Drawings, compliance with applicable laws and subject to Punchlist Items.

12.           Tenant Delays. As used herein, “Tenant Delays” means any delay in the design or construction of the Tenant Improvements resulting from, other than if resulting from Force Majeure (as defined in Section D of the Addendum to Lease), any or all of the following:  (a) Tenant’s material failure to timely perform any of its obligations pursuant to this Tenant Work Letter, including any failure to complete, on or before the due date therefor, any action item which is Tenant’s responsibility pursuant to this Tenant Work Letter, including Tenant’s failure to grant approvals, disapprovals and/or make payments within the time frames described herein, such as Tenant’s failure to approve the Preliminary Specifications and Preliminary Tenant Plans on or before                                        or the Working Drawings on or before                                       ; (b) Tenant’s requested modifications to any of the Final Tenant Plans; (c) Tenant’s request for materials, finishes, or installations which are not readily available, (d) any delay in any way whatsoever arising from Tenant’s right to conduct “Inspections” under Section 13 below, (e) Change Order Delays, or (f) any other act or failure to act by Tenant, Tenant’s Representative, Tenant’s employees, agents, independent contractors, consultants and/or any other person performing or required to perform services on behalf of Tenant, including material interference with Landlord, or Contractor or subcontractors, during the Early Occupancy Period under Section 2.03 of the Lease and Paragraph 1 of the Addendum, which causes a delay in Substantial Completion.

13.           Tenant’s Inspection Rights. Landlord shall schedule and attend periodic progress meetings, walk-throughs and any other meetings with the Contractor and Tenant to discuss the progress of the construction of the Tenant Improvements (“Meetings”). Landlord shall give Tenant at least two (2) business days prior notice (written or telephonic) of all such Meetings. Tenant shall designate in writing the person or persons appointed by Tenant to attend the Meetings and such designated party shall be entitled to be present at and to participate in the discussions during all Meetings; but Landlord may conduct the Meetings even if Tenant’s appointees are not present as long as the required notice was given. In addition to the foregoing and to Tenant’s early entry rights as provided in Section 2.03 of the Lease and Paragraph 1 of the Addendum, Tenant or its agents shall have the right at any and all reasonable times to conduct inspections, tests, surveys and reports of work in progress (“Inspections”) for the purpose of reviewing whether the Tenant Improvements are being constructed in accordance with the Final Tenant Plans, as amended by any approved Change Orders or other agreed upon changes. Tenant agrees to protect, hold harmless and indemnify Landlord from all claims, demands, costs and liabilities (including reasonable attorneys’ fees) arising from Tenant’s or Tenant’s agents entry onto the Land for the purpose of conducting Inspections, except those claims, demands, costs and liabilities resulting from the negligence or willful misconduct of Landlord or its Contractor, their employees, agents, subcontractors and licensees. Landlord and Tenant shall hold project meetings at least once a week to discuss the status of the Work.

14.           Walk-Through and Punch List. Upon Substantial Completion of the Tenant Improvements, Tenant, Landlord, the Tenant’s Representative and the Contractor shall jointly conduct a walk-through of the Tenant Improvements and shall jointly prepare a punch list (“Punch List”) of items needing additional work (“Punch List Items”); provided, however, the Punch List shall be limited to items which are required by the Construction Contract, the Tenant Construction Drawings, as modified under this Tenant Work Letter, Change Orders and any other changes agreed to by the parties, and the Punch List Items must be completed within sixty (60) days of Substantial Completion or Tenant shall have the right to complete the Punchlist

Items, after providing ten (10) days written notice to Landlord, and Landlord shall reimburse Tenant for Tenant’s costs within thirty (30) days of receipt of an invoice therefore.

15.           Miscellaneous Construction Covenants.

(a)           Coordination with Lease. Nothing herein contained shall be construed as (i) constituting Tenant as Landlord’s agent for any purpose whatsoever, or (ii) a waiver by Landlord or Tenant of any of the terms or provisions of the Lease.

(b)           Cooperation. Landlord and Tenant agree to cooperate with one another and to cause their respective employees, agents and contractors to cooperate with one another to coordinate any work being performed by Landlord and/or Tenant under this Tenant Work Letter, and their respective employees, agents and contractors so as to avoid unnecessary interference and delays with the completion of the Tenant Work.

16.           Representations. Except as set forth to the contrary in the Lease, Landlord does not warrant that the Property or any component thereof will be free of latent defects or that it will not require maintenance and/or repair within any particular period of time, except as expressly provided herein. Tenant acknowledges and agrees that it shall rely solely on the warranty or guaranty, if any, from Landlord’s Contractor or other material and/or service providers relative to the proper design and construction of the Tenant Improvements or any component thereof, which warranties and guaranties Landlord shall obtain and which are described in Section 5(f) of this Tenant Work Letter.

“LANDLORD”

Signed on February 8, 2006	YORK COUNTY, LLC, a California limited
at Sacramento, California	liability company

	By:	Panattoni Investments, LLC, a
California limited liability company,
Managing Member

		By:	/s/ Carl D. Panattoni
Carl D. Panattoni, Trustee of the
Panattoni Living Trust, Dated
April 8, 1998, Managing Member

“TENANT”

Signed on February 8, 2006	CORGENIX MEDICAL CORPORATION,
at Westminster, Colorado	a Nevada corporation

	By:	/s/ Douglas T. Simpson
Name: Douglas T. Simpson
President
Corgenix Medical Corporation

Exhibit ”A” to Work Letter

Preliminary Specifications

[To be attached]